As filed with the Securities and Exchange Commission on October 2, 2007
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-71228)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
CATALYTICA ENERGY SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0410420
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)
301 West Warner Road, Suite 132
Tempe, AZ 85284
(Address of Principal Executive Offices)

1995 STOCK PLAN (as amended)
(Full Title of the Plan)

Robert W. Zack
Chief Financial Officer
Catalytica Energy Systems, Inc.
301 West Warner Road, Suite 132
Tempe, AZ 85284
(480) 556-5555
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPIES TO:
Donna M. Petkanics, Esq.
Bradley L. Finkelstein, Esq.
Daniel J. Rodriguez, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

RECENT EVENTS: DEREGISTRATION
     The Registration Statement on Form S-8 (Registration No. 333-71228) (the “Registration Statement”) of Catalytica Energy Systems, Inc., a Delaware corporation (“Catalytica”), pertaining to the registration of certain shares of common stock issuable under the 1995 Stock Plan (as amended) to which this Post-Effective Amendment No. 1 relates, was filed with the Securities Exchange Commission on October 9, 2001.
     On October 1, 2007, pursuant to the Contribution and Merger Agreement dated May 8, 2007, as amended, by and among (i) Catalytica, (ii) Renegy Holdings, Inc. (“Renegy”), (iii) Snowflake Acquisition Corporation, a wholly-owned subsidiary of Renegy (“Merger Sub”), (iv) Renegy, LLC, (v) Renegy Trucking, LLC, (vi) Snowflake White Mountain Power, LLC, (vii) Robert M. Worsley (“R. Worsley”), (viii) Christi M. Worsley (“C. Worsley”), and (ix) the Robert M. Worsley and Christi M. Worsley Revocable Trust (the “Worsley Trust,” and together with R. Worsley and C. Worsley, “Worsley”), Merger Sub merged with and into Catalytica, and Worsley contributed all of the interests of the Snowflake Entities to Renegy (the “Transaction”). Pursuant to the Transaction, each outstanding share of common stock of Catalytica was converted into the right to receive 1/7th of a share of common stock of Renegy, and Worsley received shares of common stock of Renegy and warrants to purchase common stock of Renegy.
     As a result of the Transaction, Catalytica has terminated all offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Catalytica in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, Catalytica hereby removes from registration all securities registered under the Registration Statement that remain unsold as of October 1, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on October 1, 2007.

CATALYTICA ENERGY SYSTEMS, INC.
By:	/s/ Robert W. Zack
Robert W. Zack
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert M. Worsley Robert M. Worsley	Director, President and Chief Executive Officer (Principal Executive Officer)	October 1, 2007
/s/ Robert W. Zack Robert W. Zack	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 1, 2007